[Pacific Life Letterhead]


Scottish Annuity & Life Holdings, Ltd.
Crown House, 3rd Floor
4 Par-la-Ville Road
Hamilton, Bermuda HM12

Dear Sir or Madam:

     For purposes of this letter agreement (this "Letter Agreement"), reference is hereby made to that certain Share Purchase Agreement dated August 6, 2001, by and between Scottish Annuity & Life Holdings Ltd. ("Buyer") and Pacific Life Insurance Company ("Seller") (such agreement, as heretofore amended, the "SPA"). Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the SPA.

         Seller hereby proposes the following arrangement to Buyer:

     1. On or before April 30, 2002, Holdings shall advise Seller in writing of
(a) Holdings' consolidated pretax net income for the twelve months ending December 31, 2001 as determined in accordance with accounting principles generally accepted in the United States ("Holdings' 2001 Calendar Year US GAAP Consolidated Net Income"), (b) Holdings' United Kingdom ("UK") consolidated statutory taxable income attributable to Holdings' and the Company's business operations during the taxable year ending September 30, 2001 (the "2001 Tax Year") as determined without taking into account any income attributable to the release by Holdings or the Company of any amounts from investment reserves maintained by Holdings or the Company ("Holdings' 2001 Regular Taxable Income"), and (c) Holdings' UK consolidated income tax liability payable with respect to Holdings' 2001 Regular Taxable Income, exclusive of any tax liability attributable to the release of any amounts from investment reserves ("Holdings' 2001 Regular Tax Liability").

     2. On or before May 31, 2002, Seller shall advise Buyer in writing of (a) the portion of Holdings' 2001 Calendar Year US GAAP Consolidated Net Income with respect to which Seller must pay United States ("US") income taxes ("2001 Subpart F Income") and (b) Seller's US tax liability with respect to such 2001 Subpart F Income (the "2001 Subpart F Tax Liability").

     3. If Seller's 2001 Subpart F Tax Liability exceeds Holdings' 2001 Regular Tax Liability (such excess, the "Buyer Adjustment Amount"), the following shall apply: (a) the amount of the Buyer Adjustment Amount shall first be applied to reduce any payment due from Seller to Buyer pursuant to paragraph 5 hereof, and
(b) the excess (if any) of the Buyer Adjustment Amount over the Seller Adjustment Amount (as defined in paragraph 4 hereof) shall be paid by Buyer to Seller, as an adjustment of the purchase consideration under the SPA, by the delivery to Seller of additional Buyer Shares having a value equal to such excess, with such value to be based on the value of the Buyer Shares used in determining the Purchase Share Consideration under the SPA. Any payment of additional Buyer Shares pursuant to the foregoing clause (b) hereof shall be made on or before June 10, 2002. Notwithstanding the foregoing, for all purposes of this Letter Agreement the parties agree that Seller's 2001 Subpart F Tax Liability shall not exceed US $1,629,400, and, accordingly, Buyer shall have no liability to Seller under this paragraph 3 if Holdings' 2001 Regular Tax Liability equals or exceeds US $1,629,400 (which, for avoidance of doubt, would be a Holdings' 2001 Regular Tax Liability of 1,140,000 UK pounds at an exchange rate of 1.4293 US dollars for 1 pound sterling).

     4. For purposes of this Letter Agreement, the term "Seller Adjustment Amount" shall mean the following:

     (a) If Holdings' 2001 Regular Tax Liability is US $815,000 or less, the Seller Adjustment Amount shall equal 50% of Holdings' 2001 Regular Tax Liability.

     (b) If Holdings' 2001 Regular Tax Liability exceeds US $815,000 but does not exceed US $1,629,400, the Seller Adjustment Amount shall be US $408,000.

     (c) If Holdings' 2001 Regular Tax Liability exceeds US $1,629,400, the Seller Adjustment Amount shall be US $408,000 plus 100% of the amount by which Holdings' 2001 Regular Tax Liability exceeds US $1,629,400.

     5. On or before June 10, 2002, Seller shall make a purchase price adjustment payment to Buyer equal to the excess (if any) of the Seller Adjustment Amount over the Buyer Adjustment Amount. Such payment shall be treated as an adjustment of the purchase consideration under the SPA and shall be made in cash.

     6. The parties agree that the threshold for Damages in the amount of US $1,000,000 as set forth in Section 8.2(d)(iii) of the SPA shall be reduced by the amount described in subparagraph (a), (b) or (c) hereinbelow, whichever is applicable:

     (a) If Holdings' 2001 Regular Tax Liability is US $815,000 or less, an amount equal to 25% of Holdings' 2001 Regular Tax Liability; or

     (b) If Holdings' 2001 Regular Tax Liability exceeds US $815,000 but does not exceed US $1,629,400, an amount equal to the sum of US $203,750 plus 50% of the amount by which Holdings' 2001 Regular Tax Liability exceeds US $815,000; or

     (c) If Holdings' 2001 Regular Tax Liability exceeds US $1,629,400, an amount equal to US $610,950.

     Such Damages threshold shall be reduced in the same manner as if the amount specified in subparagraph (a), (b) or (c), as applicable, constituted a claim for Damages.

     7. For all purposes of this Letter Agreement, the exchange rate to be used for determining the British pound sterling equivalent of any amount of US dollars shall be 1.4293 US dollars to 1 British pound sterling.

     8. The parties agree to cooperate to the fullest extent possible (a) in exchanging information and tax liability estimates relative to the information to be exchanged between Buyer and Seller pursuant to paragraphs 1 and 2 hereof,
(b) to reduce the aggregate amount of Seller's 2001 Subpart F Tax Liability and Holdings' 2001 Regular Tax Liability, and (c) in correcting any discrepancies between any estimated tax liabilities and actual tax liabilities.

     9. Holdings will (a) pay or cause to be paid the Holdings' 2001 Regular Tax Liability on or before the date as of which it is obligated to do so under applicable UK tax laws, and (b) furnish to Seller evidence, reasonably acceptable to Seller, that such taxes have been paid.

     If the foregoing is acceptable, please execute this Letter Agreement where indicated below and return to the undersigned one copy of this Letter Agreement as executed by Buyer.

                                     Very truly yours,

                                     PACIFIC LIFE INSURANCE COMPANY

                                     By: /s/ R. Lee Wirthlin
                                         -------------------------------------
                                             R. Lee Wirthlin
                                             Vice President, Tax

                                     By: /s/ Sharon A. Cheever
                                         -------------------------------------
                                             Sharon A. Cheever
                                             Vice President, Assistant Secretary

AGREED

SCOTTISH ANNUITY & LIFE HOLDINGS, LTD.

By:  /s/ Scott E. Willkomm                   Dated:  December 28, 2001
     --------------------------------
         Scott E. Willkomm
         President and Chief Financial
           Officer